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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*


                             Pegasus Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   705906105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 4, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

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  CUSIP No.  705906105

------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).


          Reed Elsevier Inc.                       52-1471842
------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) [_]

          (b) [_]
------------------------------------------------------------------------------

     3.   SEC Use Only
------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization    Massachusetts
------------------------------------------------------------------------------
     Number of       5.   Sole Voting Power         265,548
      Shares       -----------------------------------------------------------
   Beneficially      6.   Shared Voting Power       0
     Owned by      -----------------------------------------------------------
       Each          7.   Sole Dispositive Power    1.07%
    Reporting      -----------------------------------------------------------
      Person         8.   Shared Dispositive Power  0
       With:
------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person


     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


     11.   Percent Of Class Represented By Amount In Row (9)
------------------------------------------------------------------------------

     12.   Type Of Reporting Person (See Instructions)
------------------------------------------------------------------------------

     CO
------------------------------------------------------------------------------


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  CUSIP No.  705906105

------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).


          Utell International Group Ltd.       [No IRS Identification No.]
------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) [_]

          (b) [_]
------------------------------------------------------------------------------

     3.   SEC Use Only
------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization    England and Wales
------------------------------------------------------------------------------
     Number of       5.   Sole Voting Power         2,360,427
      Shares       -----------------------------------------------------------
   Beneficially      6.   Shared Voting Power       0
     Owned by      -----------------------------------------------------------
       Each          7.   Sole Dispositive Power    9.50%
    Reporting      -----------------------------------------------------------
      Person         8.   Shared Dispositive Power  0
       With
------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person


     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


     11.   Percent Of Class Represented By Amount In Row (9)
------------------------------------------------------------------------------

     12.   Type Of Reporting Person (See Instructions)
------------------------------------------------------------------------------

     CO
------------------------------------------------------------------------------

Item 1.
     (a)   Name of Issuer:  Pegasus Systems, Inc.

     (b)   Address of Issuer's Principal Executive Offices

                                  381 Turtle Creek Boulevard, Suite 1100
                                  Dallas, Texas 75219

Item 2.

     (a)   Name of Person Filing  Reed Elsevier plc

     (b)   Address of Principal Business Office or, if none, Residence
                                  25 Victoria Street
                                  London SW1H 0EX, UK

     (c)   Citizenship                   England

     (d)   Title of Class of Securities  Common Stock

     (e)   CUSIP Number                  705906105

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)   [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)   [_] An investment advisor in accordance with (S)240.13d-
               1(b)(1)(ii)(E);

     (f)   [_] An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);

     (g)   [_] A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount of beneficially owed:

     (b)   Percent of class:

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote. 2,625,975

           (ii)   Shared power to vote or to direct the vote.  0
                                                               -

           (iii)  Sole power to dispose or to direct the disposition of. 10.57%

           (iv)   Shared power to dispose or to direct the disposition of. 0
                                                                           -

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.    Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 10.   Certification

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                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      APRIL 13, 2000
                                              __________________________________
                                                            Date

                                                   /s/ Henry Horbaczewski
                                              __________________________________
                                                          Signature


                                              __________________________________
                                                      Henry Horbaczewski/
                                                        General Counsel

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit 7: Identification of Subsidiaries

This Schedule is being filed by Reed Elsevier, plc, an English corporation.

Reed Elsevier Inc., a Massachusetts corporation, is a wholly-owned subsidiary of Reed Elsevier, plc.

Utell International Group Ltd., an English and Welsh corporation is a wholly-owned subsidiary of Reed Elsevier, plc.